Exhibit 99.1

FOR IMMEDIATE RELEASE: NEWS

Spectre Gaming Names D. Bradly Olah CEO
and Braun Martin Senior VP of Engineering

“Former CEO Russell Mix will continue as member of the Board of Directors and strategic consultant”

Minneapolis, MN -- Spectre Gaming, Inc. (OTC Bulletin Board: SGMG), a leader in the Amusement-With-Prize (AWP) industry announced today the appointment of its President D. Bradly Olah to the position of Chief Executive Officer responsible for the overall management of the company. Mr. Olah will assume the new role in addition to his position as President and director. Russell E. Mix, whom he replaces as CEO, will continue in his role as a member of the Board of Directors and become a consultant to the Company, focusing on compliance and legal issues as the company continues to place its games in Florida, Texas and other jurisdictions in the southern United States. The company also announced today that Braun Martin, the Company’s Chief Technology Officer has been appointed to the position of Senior Vice President of Engineering.

D. Bradly Olah, CEO of Spectre Gaming stated, “I am pleased with the show of confidence that the Board of Directors displayed by allowing me to assume the role of Chief Executive Officer. We have made tremendous progress since the close of our financing in August. To date, we have installed almost 500 games, 156 of which are fully operational and generating revenue, with the remaining expected to go on-line within the next 7 days. We are continuing to aggressively pursue our goal of 2,000 machines operational by year-end. I am confident in our team of people and the technology that Braun Martin and his engineering staff have developed. We believe we are truly the leader in this marketplace and look to take a dominant role in an environment that has been historically served by antiquated technology, small operators and non-compliant equipment. We look forward to the challenges ahead.”

About Spectre Gaming

Spectre Gaming Inc., with offices at 14200 23rd Avenue N., Minneapolis, MN 55447 is a provider of a proprietary interactive amusement-with-prize system. The Company designs and develops networks, software and content that provide its customers with a comprehensive gaming system.

Exhibit 99.1

Contact: Spectre Gaming - Kevin Greer, Chief Financial Officer, (763) 553-7601

Risk Factors and Forward-Looking Statements
This news release contains various “Forward-Looking Statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are intended to be covered by the safe harbors created thereby. Statements made in this release which are not historical in nature, including but not limited to statements using the terms “may,” “expect to,” “believe,” “should,” “anticipate,” and other language using a future aspect, are referred to as forward-looking statements, should be viewed as uncertain and should not be relied upon. Although our management believes that the results reflected in or suggested by these forward-looking statements are reasonable, all forward-looking statements involve risks and uncertainties and actual future results may be materially different from the expectations expressed in such forward-looking statements. Factors that could cause actual results to differ materially from those in forward-looking statements include those set forth in the Company’s annual report on Form 10-KSB/A for the year ended December 31, 2005, and in other filings made, from time to time, by the Company with the Securities and Exchange Commission, including the Company’s quarterly report filed on August 14, 2006. The forward-looking statements contained herein speak only as of the date when made and the Company does not undertake to update such statements.